Exhibit (d)(1)

DEPOSITARY AGREEMENT

THIS DEPOSITARY AGREEMENT (this “Agreement”) is entered into as of October 14, 2019 by and among American Stock Transfer & Trust Company, LLC (the “Depositary”), Invesco High Income Trust II, with CUSIP number 46131F101 and Tax ID number 36-6900462 (the “High Income Fund”), Invesco Senior Income Trust, with CUSIP number 46131H107 and Tax ID number 36-4221649 (the “Senior Income Trust”), and Invesco Dynamic Credit Opportunities Fund, with CUSIP number 46132R104 and Tax ID number 20-8870533 (the “Opportunities Fund”; together with the High Income Fund and the Senior Income Trust, the “Funds”), which are offering to purchase a portion of their respective outstanding common shares, $.01 par value per share (collectively, the “Common Shares” or the “Shares”), upon the terms and conditions set forth in the offer to purchase, dated November 1, 2019 (the “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”), which, together with any amendments or supplements thereto, constitute the “Offer”.  The “Expiration Date” for the Offer shall be 11:59 pm New York City time, on December 5, 2019, unless and until the Funds shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Funds, shall expire.

The Funds hereby appoint the Depositary to act in accordance with the following provisions while performing its duties in connection with the Offer:

1.
The Depositary is authorized and directed to accept tenders of Shares made pursuant to the terms and conditions of the Offer.  The Depositary may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

2.	Tender of Shares:

(a)	Tenders of Shares may be made only as set forth in the Offer to Purchase, and Shares shall be considered validly tendered to the Depositary only if:

(i)
the Depositary receives prior to the Expiration Date (x) certificates for such Shares (or a book-entry confirmation relating to such Shares) and (y) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or in the case of a book-entry transfer, an agent’s message (the “Agent’s Message”) relating thereto) and any other documents required by the Letter of Transmittal; or

(ii)
the Depositary receives (x) a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) relating to such Shares from an Eligible Institution prior to the Expiration Date and to further deliver to the Depository certificates for such Shares (or a book-entry confirmation relating to such Shares) and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message relating thereto) and any other documents required by the Letter of Transmittal, within two (2) New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery; and

(iii)	in the case of either clause (i) or (ii) above, a final determination of the adequacy of the items received, as provided in Section 4 hereof, has been made when necessary by the Fund.

(b)
The Funds acknowledge that in connection with the Offer, the Depositary may enter into agreements or arrangements with a book-entry transfer facility which, among other things, provide that (i) delivery of an Agent’s Message shall satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Fund by such book-entry transfer facility or participants therein and (iii) the Depositary is authorized to enter into such agreements or arrangements on behalf of the Funds.  Without limiting any other provision of this Agreement, the Depositary is expressly authorized to enter into any such agreements or arrangements on behalf of the Funds and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Funds.

3.
The Depositary shall take steps to establish and, subject to such establishments, maintain an account at the book-entry transfer facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal and the Offer to Purchase, and the Depositary shall comply with the provisions of Rule 17Ad-14 under the Securities Exchange Act of 1934, as amended.  This account shall be maintained until all Shares tendered pursuant to the Offer have been withdrawn, accepted for payment or returned.

4.	Determination of Defective Tender of Shares:

(a)
The Depositary is authorized and directed to examine any certificate representing Shares, Letters of Transmittal, Notices of Guaranteed Delivery (or facsimile thereof) or Agent’s Message and any other document required by the Letters of Transmittal received by the Depositary to determine whether it believe any tender of Shares may be defective.  In the event that the Depositary concludes that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message or other document has been improperly completed, executed or transmitted, any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions) or if some other irregularity in connection with the tender of Shares exists, the Depositary is authorized subject to Section 4(b) hereof, to advise the tendering shareholder, or transmitting book-entry transfer facility, as the case may be, of the existence of the irregularity, but the Depositary is not authorized to accept any tender of fractional Shares, any tender of Shares not in accordance with the terms and subject to the conditions set forth in the Offer, or any other tender of Shares the Depositary deems to be defective, unless it shall have received from the Funds the Letter of Transmittal which was surrendered (or if the tender was made by means of a book-entry confirmation containing an Agent’s Message, a written notice), duly dated and signed by an authorized officer of the Funds, indicating that any defect or irregularity in such tender of Shares has been cured or waived and that such tender has been accepted by the Funds.

Promptly upon the Depositary concluding that any tender of Shares is defective, it shall, use reasonable efforts in accordance with its regular procedures to notify the person tendering such Shares, or book-entry transfer facility transmitting the Agent’s Message, as the case may be, of such determination and, when necessary, return the certificates involved to such person in the manner described in Section 10 hereof.  The Funds shall have full discretion to determine whether any tender of Shares is complete and proper and shall have the absolute right to reject any or all tenders of any particular Shares determined by it not to be in proper form and to determine whether the acceptance for payment of, or payment for, such tenders of Shares may, in the opinion of counsel for the Funds, be unlawful; it being specifically agreed that the Depositary shall have neither discretion nor responsibility with respect to these determinations.  To the extent permitted by applicable law, the Funds also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares.  The interpretation by the Funds of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent’s Message (including, without limitation, the determination of whether any tender is complete and proper) shall be final and binding.

5.
The Depositary is authorized and directed to return to any person tendering Shares, in the manner described in Section 10 hereof, any certificates representing Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase.  To be effective, a written notice (which may be delivered via facsimile transmission) of withdrawal must be received by the Depositary within the time period specified for withdrawal in the Offer to Purchase at its address set forth in the Offer to Purchase.  Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder(s) of such Shares to be withdrawn, if different from the name of the person who tendered the Shares and the serial numbers shown on the share certificates.  If Shares have been delivered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer Facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.  The Depositary is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective.  In the event that the Depositary concludes that any such notice is defective it shall, after consultation with and on the instructions of the Funds, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination.  All questions as to the form and validity (including time of receipt) of notices of withdrawal shall be determined by the Funds, in their sole discretion, whose determination shall be final and binding.  Any Shares properly withdrawn shall no longer be considered to be validly tendered unless such Shares are retendered prior to the Expiration Date pursuant to the Offer to Purchase.

6.
Any amendment to or extension of the Offer, as the Funds  shall from time to time determine, shall be effective upon notice to the Depositary from the Funds  given prior to the time the Offer would otherwise have expired.  If at any time the Offer shall be terminated as permitted by the terms thereof, the Funds shall promptly notify the Depositary of such termination.

7.
At 11:00 A.M., New York City time, or as promptly as practicable thereafter on each Business Day (as defined below), or more frequently if reasonably requested as to major tally figures, the Depositary shall advise each of the parties named below by telephone or in writing, based upon its preliminary review (and at all times subject to final determination by the Funds) as of the close of business on the preceding Business Day or the most practicable time prior to such request as the case may be, as to: (i) the number of Shares duly tendered on such day; (ii) the number of Shares duly tendered represented by certificates physically delivered to the Depositary on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery delivered to the Depositary on such day; (iv) the number of Shares withdrawn on such day; (v) the number of Shares about which the Depositary has questions concerning the validity of the tender; and (vi) the cumulative totals of Shares in categories (i) through (v) above on such day:

The Depositary shall also furnish to each of the below-named persons a written report confirming the above information. The Depositary shall furnish to the information agent, the Funds such reasonable information; to the extent such information has been furnished to it, on the tendering shareholders as may be requested from time to time.  The Depositary shall disclose such information to no other persons (except as otherwise directed by a duly authorized officer of the Funds), and shall take all steps reasonably necessary (i) to limit access to such information to its employees who have a need to know and (ii) to preserve the confidentiality of such information.

1.	elizabeth.nelson@invesco.com
2.	joann.jaehne@invesco.com
3.	ebrody@stradley.com

The Depositary shall furnish to the Funds, master lists of Shares tendered for purchase.

The Depositary is also authorized and directed to provide the persons listed above or any other persons approved by a duly authorized officer of the Funds with such other information relating to the Shares, Offer to Purchase, Letter of Transmittal, Agent’s Messages or Notices of Guaranteed Delivery as the Funds may reasonably request from time to time.

As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday,  or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

8.
Letters of Transmittal, Notices of Guaranteed Delivery, Agent’s Messages, facsimile transmissions, notices, letters and other documents submitted to the Depositary pursuant to the Offer shall be stamped by the Depositary to indicate the date and time of the receipt thereof, and these documents, or copies thereof, shall be preserved by the Depositary as required by the regulations of the Securities and Exchange Commission of the United States.

9.	Payment:

(a)
If, under the terms and conditions set forth in the Offer to Purchase, the Funds become obligated to accept for payment, and pay for, Shares tendered, upon instruction by the Funds, and as promptly as practicable after the later of: (i) the Expiration Date: (ii) the physical receipt by the Depositary of a certificate or certificates representing tendered Shares (in proper form for transfer by delivery), a properly completed and duly executed Letter of Transmittal or a book-entry confirmation including an Agent’s Message and any other documents required by the Letter of Transmittal; and (iii) the deposit by the Funds with the Depositary of sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all shareholders for whom checks representing payment for Shares are to be drawn, less any adjustments required by the terms of the Offer, and all applicable tax withholdings, the Depositary shall mail to the tendering shareholders and designated payees, consistent with this Agreement and the Letter of Transmittal, checks of the Depositary, as agent for the Funds, in the amount of the applicable purchase price specified in the Offer (less any applicable withholding tax) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer.  The Funds shall pay all governmental charges, if any, payable pursuant to the Offer in respect of the transfer or issuance to the Funds or its nominee or nominees of all Shares so purchased.

(b)
After payment is made to tendering shareholders, the Depositary shall promptly request the transfer agent for the Shares to affect the transfer of all Shares purchased pursuant to the Offer and to issue certificates for such Shares so transferred, in accordance with any written instructions from the Funds, and upon receipt thereof deliver such certificates to the Funds.

(c)
Funding of the Depository for payment of tendering shares. The Funds shall promptly after the expiration of the offer fund the Depository. The funds or the Depository shall be wired to: JP Morgan Chase Bank, ABA # 021000021, A/C #530354616, Beneficiary: American Stock Transfer, Ref: Company Name, SWIFT Code: CHASUS33.

10.
If, pursuant to the terms and conditions of the Offer, the Fund have notified the Depositary that it does not accept certain of the Shares tendered, or purported to be tendered, or a shareholder withdraws any tendered Shares, the Depositary shall promptly return the deposited certificates for such Shares, together with any other documents received, to the person who deposited the same, without expense to such person.  Certificates for such un-purchased Shares shall be forwarded by the Depositary, at its option, by: (i) first class mail under a blanket surety bond protecting the Depositary, the Funds from losses or liabilities arising out of the non-receipt or non-delivery of such Shares; (ii) registered mail, insured separately for the value of such Shares.  If any such Shares were tendered or purported to be tendered by means of a book-entry confirmation, the Depositary shall notify the book-entry transfer facility that transmitted said book-entry confirmation of each Fund’s decision not to accept its respective Shares.

11.	Taxes; Escheatment; Information Agent Services:

(a)
The Depositary shall prepare and mail to each tendering shareholder whose Shares were accepted for payment and paid for, other than shareholders who demonstrate their status as nonresident aliens in accordance with United States Treasury regulations (“Foreign Shareholders”), a Form 1099-B reporting the purchase of Shares as of the date such Shares are accepted for payment and paid for.

(b)	The Depositary shall deduct and withhold backup withholding tax from the purchase price payable with respect to Shares tendered by any shareholder

(other than a Foreign Shareholder who has delivered a properly executed Form W-8) who has not properly provided the Depositary with such shareholder’s taxpayer identification number on a Form W-9, in accordance with United States Treasury regulations.

(c)
The Depositary shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law. The Depository shall charge the Funds/Company for services relating to the escheatment of property (including any out of pocket expenses), as the Depository will not receive compensation from agents for the states for processing and support services it provides relating to the initial compliance with applicable abandoned property law.

(d)	The Depositary shall provide information agent services to the Company on terms to be mutually agreed upon by the parties hereto.

12.
The Depositary shall take all reasonable action with respect to the Offer as may from time to time be requested by the Funds or the information agent.  The Depositary is authorized to cooperate with and furnish information to the information agent, any of its representatives or any other organization (or its representatives) designated from time to time by the Funds, in any manner reasonably requested by any of them in connection with the Offer and tenders of Share thereunder.

13.	Whether or not any Shares are tendered or the Offer is consummated, the Funds agree to pay the Depositary for services rendered hereunder, as set forth in the schedule attached to this Agreement.

14.
The Depositary may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Depositary hereunder in good faith and in accordance with such advice or opinion.

15.
The Fund hereby covenant and agree to jointly and severally indemnify, reimburse and hold the Depositary and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Depositary arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct.  The Funds shall not be liable under this indemnity with respect to any claim against the Depositary unless the Funds are notified of the written assertion of a claim against the Funds, or of any action commenced against the Funds, promptly after they shall have received any such written information as to the nature and basis of the claim; provided, however, that failure to provide such notice shall not relieve the Funds of any liability hereunder if no prejudice occurs.

In no event shall the Depositary have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Depositary or the termination of this Agreement.

16.
Unless terminated earlier by the parties hereto, this Agreement shall terminate upon the earlier to occur of (a) the Funds’ termination or withdrawal of the Offer and the completion of the Depositary’s obligations to return theretofore deposited certificates and other documents as provided in Section 10 hereof; (b) if the Fund do not terminate or withdraw the Offer, the date that is six months after the later of (i) the sending of checks by the Depositary to tendering shareholders in accordance with Section 9(a) hereof and (ii) the delivery of certificates by the Depositary in accordance with Section 9(b) hereof; or (c) if not terminated or withdrawn earlier, the date that is twelve months after the date of this Agreement.  Upon any termination of this Agreement, the Depositary shall promptly deliver to the Funds any certificates, funds or property then held by the Depositary under this Agreement, and after such time any party entitled to such certificates, funds or property shall look solely to the Funds and not the Depositary therefor, and all liability of the Depositary with respect thereto shall cease.

17.
Any notice or communication by the Depositary or the Funds to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid) or overnight air courier to the other’s address.

If to the Funds:

Invesco High Income Trust II
1555 Peachtree St. NE
Atlanta, GA 30309
Attention: Legal Department

Invesco Senior Income Trust
1555 Peachtree St. NE
Atlanta, GA 30309
Attention: Legal Department

Invesco Dynamic Credit Opportunities Fund
1555 Peachtree St. NE
Atlanta, GA 30309
Attention: Legal Department

If to the Depositary:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attention: Corporate Actions
Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Legal Department
Email: legalteamAST@astfinancial.com

The Depositary and the Funds may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

18.
If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

19.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

20.
Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Depositary may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Depositary’s assets or business without the prior written consent of the Funds.

21.
No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.  This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

22.	Nothing herein contained shall amend, replace or supersede any agreement among the Funds and the Depositary to act as the Funds’ transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Depositary Agreement has been executed by the parties hereto as of the date first written above.

INVESCO HIGH INCOME TRUST II

By:	/s/ Elizabeth Nelson
	Name:	Elizabeth Nelson
	Title:	Authorized Signatory

INVESCO SENIOR INCOME TRUST

By:	/s/ Elizabeth Nelson
	Name:	Elizabeth Nelson
	Title:	Authorized Signatory

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

By:	/s/ Elizabeth Nelson
	Name:	Elizabeth Nelson
	Title:	Authorized Signatory

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President